United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 6, 2006

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York		12065
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 6, 2006 DayStar Technologies, Inc. (“DayStar”) amended and restated its purchase agreement (“Agreement”) dated June 9, 2005 with Blitzstrom, GmbH, a PV system integrator of megawatt-scale PV power plants and a distributor of photovoltaic systems and components in Germany and the European Union, for Blitzstrom’s purchase of DayStar’s TerraFoil™ solar cells. The amendment to the Agreement calls for the purchase of up to 130 megawatts (“MW”) of TerraFoil™ solar cells. The Agreement extends the contractual period from 2008 to 2010 specifying delivery of TerraFoil™ based on estimated annual production volumes, escalating in volume through the end of 2010 with price based on a variable pricing mechanism.

Pursuant to the Agreement, Blitzstrom will purchase up to 50% of the TerraFoil™ solar cells produced by DayStar in Halfmoon, NY. The Agreement provides estimates of the amounts of TerraFoil™ to be produced pursuant to such Agreement. Annual estimated sales volumes exceeds DayStar’s current production capacity and are estimates based on DayStar’s intention to expand its current capacity and production lines.

The Agreement sets forth fixed annual prices for the products to be purchased by Blitzstrom during 2006. In 2007 and 2008 or under certain other conditions, the parties to the Agreement will negotiate further purchases and pricing by Blitzstrom.

The press release that was issued by DayStar on September 7, 2006 relating to the Agreement is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 7, 2006 Entitled “DayStar Technologies Expands Purchase Agreement with Blitzstrom GmbH for up to 130 Megawatts by 2010”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud
Chief Financial Officer

Dated: September 12, 2006